UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 27, 2018

Date of Report (Date of earliest event reported)

UMB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 001-38481

MO	43-0903811
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1010 Grand Blvd., Kansas City, MO 64106

(Address of principal executive offices, including zip code)

(816) 860-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

UMB Financial Corporation (the Company) is filing this Current Report on Form 8-K/A (this Amendment) to the Current Report on Form 8-K it filed with the Securities and Exchange Commission on October 3, 2018 (the Original Report) to announce the resignation of Michael Hagedorn as Vice Chairman of the Company and President and Chief Executive Officer of UMB Bank, National Association.

The sole purpose of this Amendment is to update the Original Report, to clarify a description of certain provisions of an Agreement and Release entered into by and between Mr. Hagedorn and the Company. This Amendment contains an amended and restated description of Item 5.02 in the Original Report, but no other changes have been made to the Original Report.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Michael Hagedorn

On September 27, 2018, Michael Hagedorn announced that he will resign from his positions as Vice Chairman of the Company and President and Chief Executive Officer of UMB Bank, National Association, the Company’s national bank subsidiary (the Bank), effective immediately. Mr. Hagedorn’s resignation was not a result of any disagreement with the Bank, the Company or its management.

In connection with his resignation, Mr. Hagedorn and the Company entered into an Agreement and Release, which provides for, among other things, (i) a full release of any and all claims that Mr. Hagedorn may have against the Bank, the Company or any of their subsidiaries or affiliates, (ii) protection of the Company’s confidential information and (iii) prohibitions on soliciting the Company’s employees or customers for a period of one year (the Release Agreement). The Release Agreement provides Mr. Hagedorn a one-time payment from the Bank of $1,750,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMB FINANCIAL CORPORATION

By:	/s/ Ram Shankar
Ram Shankar Chief Financial Officer

Date: October 5, 2018